Exhibit 10.3

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of December 23, 2009 (this “Agreement”, is entered into by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Buyer”), Neurogen Corporation, a Delaware corporation (“Target”), and Registrar and Transfer Company, a New Jersey corporation, as Rights Agent (the “Rights Agent”) and as initial Merck CVR Registrar (as defined herein).

Preamble

Buyer, Neon Signal, LLC, a Delaware limited liability company and wholly-owned subsidiary of Buyer (“Sub”), and Target have entered into an Agreement and Plan of Merger dated as of August 23, 2009 (the “Merger Agreement”), pursuant to which Sub will merge with and into Target (the “Merger”), with Target surviving the Merger as a subsidiary of Buyer.

Pursuant to the Merger Agreement, Buyer agreed to create and issue to Target’s stockholders of record immediately before the effective time of the Merger, contingent value rights as hereinafter described.

The parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Buyer and to make this Agreement a valid and binding agreement of Buyer, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(iii) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

(v) all references to “including” shall be deemed to mean including without limitation.

(b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Board of Directors” means the board of directors of Buyer.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Buyer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Holder” means a Person in whose name a Merck CVR is registered in the Merck CVR Register.

“Merck” means Merck Sharp & Dohme Limited or any of its successors or Affiliates (as such term is defined in the Merck VR1 Agreement).

“Merck CVR Payment Amount” means either the Phase III VR1 Trial Initiation Payment or the VR1 Program Sales Payment. For purposes of clarity, the Holders shall only be entitled to either the Phase III VR1 Trial Initiation Payment or the VR1 Program Sales Payment (or neither of them), but in no circumstances both.

“Merck CVR Payment Event” means the first to occur of the Phase III VR1 Trial Initiation Payment Event or the VR1 Program Sales Event.

“Merck CVR Payment Date” means the date (if any and if ever) that the Merck CVR Payment Amount is payable by Buyer to the Holders, which date shall be established pursuant to Section 2.4.

“Merck CVR Register” has the meaning set forth in Section 2.3(b).

“Merck CVR Registrar” has the meaning set forth in Section 2.3(b).

“Merck CVRs” means the Merck Contingent Value Rights issued by Buyer pursuant to the Merger Agreement and this Agreement.

“Merck VR1 Agreement” means the Research Collaboration and License Agreement, effective as of November 24, 2003 between Merck and the Company.

“Non-Achievement Certificate” has the meaning set forth in Section 2.4(b).

“Notice of Objection” has the meaning set forth in Section 2.4(d).

“Objection Period” has the meaning set forth in Section 2.4(d).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case, of Buyer, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Outside Date” means the later of (i) the last day of the term of the Merck VR1 Agreement, and (ii) the last date on which Buyer receives any consideration from Merck pursuant to a sale, conveyance, relinquishment or other transfer of the VR1 Program Rights; provided, that if pursuant to the preceding subsections the Outside Date has not already occurred by Phase III VR1 Trial Initiation (as defined in the Merger Agreement), then the Outside Date shall mean immediately after Phase III VR1 Trial Initiation (as defined in the Merger Agreement).

“Permitted Transfer” means: (i) the transfer of any or all of the Merck CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the Merck CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a pro-rata distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the Merck CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant.

“Person” means any natural person, corporation, partnership, limited liability company, trust, estate, other firm or entity, or governmental body.

“Phase III VR1 Trial Initiation Payment” means an aggregate amount equal to $3,000,000 in cash.

“Phase III VR1 Trial Initiation Payment Event” means the receipt of the milestone payment from Merck for the Phase III VR1 Trial Initiation (as defined in the Merger Agreement).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rights Agent Fee” means the agreed-upon fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement.

“Surviving Person” has the meaning set forth in Section 6.1(a)(i).

“VR1 Program Rights” means the rights of the Company (and of Buyer as successor to the Company) under the Merck VR1 Agreement, including the Company’s Intellectual Property underlying the Merck VR1 Agreement.

“VR1 Program Sales Payment Amount” means an amount equal to 50% of the aggregate cash proceeds received by Buyer, or any of its subsidiaries or Affiliates, after the effective time of the Merger and prior to the Outside Date, from Merck in connection with the sale, conveyance, relinquishment or other transfer of the VR1 Program Rights, less any costs and expenses reasonably incurred by the Buyer, or any of its subsidiaries or Affiliates, in connection with the sale, conveyance, relinquishment or other transfer of the VR1 Program Rights (including attorneys fees and brokers commissions).

“VR1 Program Sales Payment Event” means the receipt of cash proceeds by Buyer from the consummation of the sale, conveyance, relinquishment or other transfer of the VR1 Program Rights to Merck.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1. Issuance of Merck CVRs; Appointment of Rights Agent.

(a) The Merck CVRs shall be issued pursuant to the Merger Agreement at the time and in the manner set forth in the Merger Agreement.

(b) Buyer hereby appoints Registrar and Transfer Company as the Rights Agent to act as rights agent for Buyer in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2. Nontransferable.

The Merck CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The Merck CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “Merck CVR Register”) for the registration of Merck CVRs. The Rights Agent is hereby initially appointed “Merck CVR Registrar” for the purpose of registering Merck CVRs and transfers of Merck CVRs as herein provided. Upon any change to the identity of the Rights Agent, the successor Rights Agent shall automatically also become the successor Merck CVR Registrar.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a Merck CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to Buyer and the Merck CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a Merck CVR shall be accompanied by such documentation establishing that the transfer is a Permitted Transfer as may be reasonably requested by Buyer and/or the Merck CVR Registrar (including opinions of counsel), if appropriate. Upon receipt of such written request and materials, the Merck CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the Merck CVRs in the Merck CVR Register. All duly transferred Merck CVRs registered in the Merck CVR Register shall be the valid obligations of Buyer, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a Merck CVR shall be valid until registered in the Merck CVR Register, and any transfer not duly registered in the Merck CVR Register will be void ab initio. Any transfer or assignment of the Merck CVRs shall be without charge (other than the cost of any transfer tax which shall be the responsibility of the transferor) to the Holder.

(d) A Holder may make a written request to the Merck CVR Registrar to change such Holder’s address of record in the Merck CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Merck CVR Registrar shall promptly record the change of address in the Merck CVR Register.

Section 2.4. Payment Procedures.

(a) Promptly following the occurrence of the Merck CVR Payment Event, but in no event later than five Business Days after the occurrence of the Merck CVR Payment Event, Buyer shall deliver to the Rights Agent a certificate (the “Achievement Certificate”), certifying that the Holders are entitled to receive the Merck CVR Payment Amount. No transaction described in Section 6.1(a) hereof shall give the Holders the right to receive the Merck CVR Payment Amount.

(b) If the Merck CVR Payment Event has not occurred on or before the Outside Date, then, within five Business Days after the Outside Date, Buyer shall deliver to the Rights Agent a certificate (the “Non-Achievement Certificate”), stating that the Merck CVR Payment Event did not occur.

(c) Except as otherwise requested by any Holder, the Rights Agent shall promptly (and in no event later than five Business Days after receipt thereof) send each Holder a copy of any Achievement Certificate or Non-Achievement Certificate at its registered address.

(d) Upon demand by any Holder or Holders of at least 20% in the aggregate of the outstanding Merck CVRs within 45 calendar days after distribution by the Rights Agent of a Non-Achievement Certificate (the “Objection Period”), the Rights Agent shall deliver a written notice to Buyer prepared by such Holder or Holders specifying that such Holder or Holders object to the determination of Buyer that the Merck CVR Payment Event did not occur (a “Notice of Objection”) and stating the reason upon which such Holder or Holders have determined that the Merck CVR Payment Event has occurred on or before the Outside Date. Any dispute arising from a Notice of Objection shall be resolved in accordance with the procedure set forth in Section 7.12, which decision shall be binding on the parties hereto and every Holder (including the Holders not participating therein).

(e) If a Notice of Objection has not been delivered to Buyer within the Objection Period, then the Holders shall have no right to receive the Merck CVR Payment Amount, and Buyer and the Rights Agent shall have no further obligations with respect to the Merck CVR Payment Amount.

(f) If Buyer delivers an Achievement Certificate to the Rights Agent or if the Merck CVR Payment Amount is determined to be payable pursuant to Section 2.4(d) above, Buyer shall establish a Merck CVR Payment Date that is within 15 calendar days after the date of the Achievement Certificate or the date of final determination pursuant to Section 2.4(d) above, as applicable. At least five Business Days before such Merck CVR Payment Date, Buyer shall cause the Merck CVR Payment Amount to be delivered to the Rights Agent, who will in turn, on the Merck CVR Payment Date, distribute the Merck CVR Payment Amount to the Holders (each Holder being entitled to receive its pro rata share of the Merck CVR Payment Amount based on the number of Merck CVRs held (as of the date of the Achievement Certificate or the date of final determination pursuant to Section 2.4(d) above, as applicable) by such Holder as reflected on the Merck CVR Register) (i) by check mailed to the address of each such respective Holder as reflected in the Merck CVR Register as of the close of business on the last Business Day before such Merck CVR Payment Date, or, (ii) with respect to any Holder that is due payment pursuant to this Agreement in excess of $1,000,000 who has provided the Rights Agent with wire transfer instructions, by wire transfer of immediately available funds to such account.

(g) Buyer shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each Merck CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Buyer or the applicable subsidiary of Buyer is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(h) Subject to prior execution and delivery by the Rights Agent of a reasonable and customary confidentiality/nonuse agreement, Buyer shall promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the Merck CVRs that the Rights Agent or any Holder or Holders of at least 20% in the aggregate of the outstanding Merck CVRs may reasonably request in connection with the determination of whether the Merck CVR Payment Event has occurred. Subject to prior execution and delivery by the applicable Holders of a reasonable and customary confidentiality/nonuse agreement, the Rights Agent shall forward any information and documentation it receives to the Holders who request such information.

Section 2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Buyer.

(a) The Merck CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the Merck CVRs to any Holder.

(b) The Merck CVRs shall not represent any equity or ownership interest in Buyer or in any constituent company to the Merger.

Section 2.6. Sole Discretion and Decision Making Authority; No Fiduciary Duty.

Notwithstanding anything contained herein to the contrary, Buyer shall have sole discretion and decision making authority, which shall be exercised in good faith, over (a) any continuation by Buyer of operation of, development of or investment in the VR1 Program and over when (if ever) to initiate the Phase III VR1 Trial and (b) when (if ever) to consummate the sale, conveyance, relinquishment or other transfer of the VR1 Program Rights to Merck, and upon what terms and conditions; provided, however, that before the Outside Date (a) Buyer shall not sell, convey or otherwise transfer the VR1 Program Rights to anyone other than Merck and (b) Buyer shall not accept any consideration from Merck for the VR1 Program Rights other than cash to be paid in full within 90 days of the sale, conveyance, relinquishment or other transfer of the VR1 Program Rights.

ARTICLE III

THE RIGHTS AGENT

Section 3.1. Certain Duties and Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b) Any Holder or Holders of at least 20% in the aggregate of the outstanding Merck CVRs may direct the Rights Agent to act on behalf of the Holders in enforcing any of its or their rights hereunder, including, without limitation, the delivery of any Notice of Objection and negotiation or arbitration pursuant to Section 7.12. The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense unless such Holder or Holders shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses which may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as Rights Agent, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear.

Section 3.2. Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of willful misconduct, bad faith or gross negligence on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(e) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g) Buyer agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense (in each case pertaining to the Rights Agent’s own account only) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence; and

(h) Buyer agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from Buyer for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the Rights Agent Fee will be rendered a reasonable time before, and paid on, the effective date of the applicable transaction. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within 30 calendar days after receipt by Buyer. Buyer agrees to pay to Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with the Agreement; provided, however, that in the event of a resolution in favor of Buyer, any amounts, including fees and expenses, payable by Buyer in favor of the Rights Agent or payable in favor of Buyer related to such dispute, resolution or arbitration shall be offset against the Merck CVR Payment Amount, if any, or any payment to be made thereafter under any of the other CVR Agreements.

Section 3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Buyer specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days before the date so specified.

(b) If the Rights Agent shall resign, be removed or become incapable of acting, Buyer, by way of a Board Resolution, shall promptly appoint a qualified successor Rights Agent who may (but need not) be a Holder but shall not be an officer of Buyer. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c) Buyer shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the Merck CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Buyer fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause such notice to be mailed at the expense of Buyer.

Section 3.4. Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Buyer and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of Buyer or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent and shall cooperate in the transfer of all relevant data, including the Merck CVR Register, to the successor Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1. List of Holders.

Buyer shall furnish or cause to be furnished to the Rights Agent in such form as Buyer receives from its transfer agent (or other agent performing similar services for Buyer), the names, addresses and shareholdings of the Holders, within five Business Days after the effective time of the Merger.

Section 4.2. Payment of Merck CVR Payment Amount.

Buyer shall duly and promptly pay the Merck CVR Payment Amount, if any, in immediately available funds, to the Rights Agent to be distributed to the Holders in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

Section 4.3. Assignments.

Buyer shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.1 hereof.

ARTICLE V

AMENDMENTS

Section 5.1. Amendments Without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Buyer, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Buyer and the assumption by any such successor of the covenants of Buyer herein in a transaction contemplated by Section 6.1 hereof; or

(ii) to evidence the termination of the Merck CVR Registrar and the succession of another Person as a successor Merck CVR Registrar and the assumption by any successor of the obligations of the Merck CVR Registrar herein.

(b) Without the consent of any Holders, Buyer, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Buyer such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders; or

(iv) to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Buyer shall mail a notice thereof by first-class mail to each of the Holders at their addresses as they shall appear on the Merck CVR Register, setting forth in general terms the substance of such amendment.

Section 5.2. Amendments With Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding Merck CVRs, whether evidenced in writing or taken at a meeting of the Holders, Buyer, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders.

(b) Promptly after the execution by Buyer and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Buyer shall mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the Merck CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3. Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4. Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1. Buyer May Consolidate, Etc.

(a) Buyer shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i) the Person formed by such consolidation or into which Buyer is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Buyer substantially as an entirety (the “Surviving Person”) shall expressly assume payment (if and to the extent required hereunder) of amounts on all the Merck CVRs and the performance of every duty and covenant of this Agreement on the part of Buyer to be performed or observed; and

(ii) Buyer has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) In the event Buyer conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, Buyer and the Surviving Person shall be jointly and severally liable for the payment of the Merck CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of the Buyer to be performed or observed.

Section 6.2. Successor Substituted.

Upon any consolidation of or merger by Buyer with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Buyer under this Agreement with the same effect as if the Surviving Person had been named as Buyer herein, and thereafter the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the Merck CVRs.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1. Notices to Rights Agent and Buyer.

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows, and shall be deemed to have been given upon receipt:

(a) if to the Rights Agent, addressed to it at 10 Commerce Drive, Cranford, New Jersey 07016, facsimile at (908) 497-2314, or at any other address previously furnished in writing to the Holders and Buyer by the Rights Agent in accordance with this Section 7.1; or

(b) if to Buyer, addressed to it at 11085 North Torrey Pines Road, Suite 300, La Jolla, California 92037, facsimile at (858) 550-7272, or at any other address previously furnished in writing to the Rights Agent and the Holders by Buyer in accordance with this Section 7.1.

Section 7.2. Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the Merck CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.3. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.4. Successors and Assigns.

All covenants and agreements in this Agreement by Buyer shall bind its successors and assigns, whether so expressed or not.

Section 7.5. Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights or remedies hereunder except as expressly set forth herein.

Section 7.6. Governing Law.

This Agreement and the Merck CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

Section 7.7. Legal Holidays.

In the event that a Merck CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the Merck CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Merck CVR Payment Date.

Section 7.8. Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 7.9. Counterparts.

This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to constitute but one and the same instrument

Section 7.10. Termination.

This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon the earliest to occur of (a) the payment of the Merck CVR Payment Amount, (b) in the event that a Notice of Objection is not delivered within the Objection Period, the expiration of the Objection Period or (c) in the event of the delivery of a Notice of Objection, either (i) the final determination in accordance with this Agreement that a Merck CVR Payment Event has not been achieved or (ii) the fulfillment of any payment or other obligation required pursuant to a final determination made in accordance with this Agreement.

Section 7.11. Entire Agreement.

This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the Merck CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the Merck CVRs, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.12. Negotiation; Arbitration.

(a) Before any arbitration pursuant to Section 7.12(b), Buyer, the Rights Agent and, if available, any Holder or Holders of at least 20% in the aggregate of the outstanding Merck CVRs shall negotiate in good faith for a period of 30 days to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof.

(b) After expiration of the 30-day period contemplated by Section 7.12(a), such controversy or claim, including any claims for breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Buyer, the Rights Agent and/or any Holder or Holders of at least 20% in the aggregate of the outstanding Merck CVRs may initiate an arbitration for any matter relating to this Agreement. However, in the event of a dispute arising from the delivery of a Notice of Objection, the sole matter to be settled by arbitration shall be whether a Merck CVR Payment Event has occurred on or before the Outside Date. The number of arbitrators shall be three. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within 15 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of the arbitration shall be San Diego, California. The arbitrators shall be lawyers or retired judges with experience in the life sciences industry and with mergers and acquisitions. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties (provided that the Rights Agent may disclose to the Holders any such information without the consent of Buyer). Any award payable in favor of the Holders or the Rights Agent as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of Merck CVRs held by each Holder. Buyer shall pay all fees and expenses of the arbitration forum, including the costs and expenses billed by the arbitrators in connection with the performance of their duties described herein; provided, however, that if the arbitrator rules in favor of Buyer, the Arbitrator’s fees and expenses shall be offset against the Merck CVR Payment Amount, if any, or any payment to be made thereafter under any of the other CVR Agreements. Each party shall be responsible for its own attorney fees, expenses and costs of investigation.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Charles Berkman
Name:	Charles Berkman
Title:	Vice President, General Counsel & Secretary

NEUROGEN CORPORATION

By:	/s/ Steve Davis
Name:	Steve Davis
Title:	President & CEO

REGISTRAR AND TRANSFER COMPANY

By:	/s/ William P. Tatler
Name:	William P. Tatler
Title:	Vice President